Exhibit 99.1

                                                           FOR IMMEDIATE RELEASE



                            [Sonic Logo appears here]
                           5401 E. Independence Blvd.
                               Charlotte, NC 28212
                        704-532-3320; 704-536-5116 (Fax)

       SONIC AUTOMOTIVE, INC. ANNOUNCES PRELIMINARY FOURTH QUARTER RESULTS
                          AND REVISED OUTLOOK FOR 2001

Charlotte, NC (January 17, 2001) - Sonic Automotive, Inc. (NYSE: SAH) announced today preliminary sales of $1.5 billion for the three months ended December 31, 2000. This represents an increase of approximately 25% compared to sales of approximately $1.2 billion for the quarter ended December 31, 1999. Preliminary same store sales for the quarter ended December 31, 2000 declined approximately 2%. Preliminary sales for the year ended December 31, 2000 of $6.1 billion represented an increase of approximately 79% compared to sales of $3.4 billion for the year ended December 31, 1999.

Fourth Quarter Results
----------------------
The Company estimates that its fourth quarter 2000 diluted earnings per share will be in the range of $0.29 to $0.31. This will result in diluted earnings per share for the year ended December 31, 2000 in the range of $1.70 to $1.72 compared to previously announced Company estimates of between $1.84 to $1.87. Sonic will report actual fourth quarter 2000 results on February 26, 2001.

Calendar 2001 Outlook
---------------------
O. Bruton Smith, the Company's Chairman and Chief Executive Officer stated, "The abrupt slowdown in new vehicle sales of domestic manufacturers' brands has negatively impacted both sales volume and margins. Because of this rapid slowdown, many of our dealerships currently have excess new vehicle inventory and have over invested in promotion. We have taken aggressive action to correct these conditions and expect to be in a more favorable position by the end of the first quarter of 2001. Assuming continuation of current industry trends and no additional acquisitions, we are now targeting earnings per share for the first quarter of 2001 of $0.22 to $0.24 and earnings per share for the year ending December 31, 2001 of $1.43 to $1.47."

About Sonic Automotive, Inc.
----------------------------
Sonic Automotive, Inc. is the second largest automotive retailer in the United States operating 168 franchises and 30 collision repair centers. Sonic can be reached on the Web at www.sonicautomotive.com.

Included herein are forward-looking statements, including statements with respect to targeted or anticipated revenue and profit and earnings per share growth. There are many factors that affect management's views about future events and trends of the Company's business. These factors involve risk and uncertainties that could cause actual results or trends to differ materially from management's view, including without limitation, economic conditions, risks associated with acquisitions and the risk factors described in the Company's Registration Statement on Form S-4/A filed on January 5, 2001. The Company does not undertake any obligation to update forward-looking information.

MANAGEMENT WILL BE HOLDING A CONFERENCE CALL ON THURSDAY, JANUARY 18, 2001 AT 4:15 P.M. EASTERN TIME TO REVIEW THESE PRELIMINARY RESULTS. DIAL 888-318-6429, SECURITY CODE: SONIC. REPLAY AVAILABLE TWO HOURS AFTER CALL TAKES PLACE AND AVAILABLE FOR SEVEN DAYS. TO ACCESS, DIAL 800-858-5309; ACCESS CODE: 40031; PASS
CODE: 11501.

Contact:   Theodore M. Wright, Chief Financial Officer of Sonic Automotive, Inc.
           (704) 532-3347
           J. Todd Atenhan, Investor Relations of Sonic Automotive, Inc.
           (888) 766-4218.
           Internet Address:  www.sonicautomotive.com